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                                                                 Exhibit 10.47

                              EMPLOYMENT AGREEMENT

     AGREEMENT made and entered into of October 28, 1998 (the "Effective Date"), between Calypte Biomedical Corporation, a California corporation with its principal office at 1440 Fourth Street, Berkeley, California, 94710 (the "Company") and John J. DiPietro whose residence is 6458 Oberlin Way, San Jose, CA 95123 (the "Executive").

                                   WITNESSETH

     WHEREAS, Executive and the Company entered into an Employment Agreement dated December 17, 1997, and;

     WHEREAS, Executive and the Company desire to modify certain terms and conditions of the Executive's employment with the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and undertakings herein set forth, the parties hereto covenant and agree as follows:

     SECTION 1. TERM. This Agreement shall become effective as of October 28, 1998 (the "Effective Date") and remain in effect until December 31, 1999. The Agreement shall be automatically renewed for successive one year terms unless either party gives notice of intention not to renew at lease three (3) months prior to the end of each calendar year.

     SECTION 2. COMPENSATION. The Company will pay Executive for his services a base salary at an initial annual rate of One Hundred Seventy Thousand Dollars ($170,000) (the "Base Compensation") payable in accordance with normal Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law The Executive's salary shall be adjusted in accordance with normal merit increases consistent with Company's policy with regard to senior management. Mr. DiPietro is also eligible for a 25% bonus under the Company's bonus plan.

     SECTION 3. OFFICE AND DUTIES. Executive shall have the duties of Chief Operating Officer and Chief Financial Officer and Vice President. Executive shall report to the Chief Executive Officer and shall have the responsibility for overseeing the day-to-day operational and financial activities and of the Company. Executive covenants and agrees that during the term of this agreement he will devote all of his working time, attention, and efforts to the performance of his duties hereunder and will not engage in

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any other employment, business activities, or serve on any boards of directors without the prior approval of the CEO.

     SECTION 4. EXPENSES. Executive shall be entitled to reimbursement for business expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore or may hereafter establish. Executive shall also be entitled to reimbursement for the cost of a corporate apartment. Reimbursement for such apartment shall be increased sufficiently to reimburse Executive for the taxes owed relating to the apartment expense.

     SECTION 5. ADDITIONAL BENEFITS. Executive shall be entitled to four weeks vacation each year. To the extent he is otherwise eligible, Executive and his qualified dependents shall be entitled to participate in all group insurance programs, retirement plans, profit sharing plans or other fringe benefit plans which the Company in its sole and absolute discretion make available generally to its employees. In addition, Executive shall receive a monthly car allowance of $350.

     SECTION 6. EQUITY OWNERSHIP. Executive shall be granted an additional 300,000 stock options exercisable at $1.00 per share. Such shares shall vest ratably during the two year period beinning as of the Effective Date, except as provided for in Section 7. Any unvested stock options shall become fully vested in the event of the sale of the Company in which voting control of the Company is transferred to the purchasing entity.

     SECTION 7. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, Executive's employment may be terminated under the following conditions:

     (a) DEATH. Executive's employment shall terminate immediately in the event of Executive's death during the term of his employment, in which event this Agreement shall terminate without further obligation to Executive's legal representative under this Agreement other than those obligations accrued hereunder as of the date of his death. Vesting of any and all unvested stock options shall cease as of the date the Executive's death.

     (b) DISABILITY. The Company may terminate this Agreement after having established the Executive's Disability, by giving the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, the term "Disability" shall mean an injury or illness which prevents the Executive from substantially performing the duties and responsibilities for a period of 120 days. Vesting of any and all unvested stock options shall cease as of the date the Executive is terminated for Disability.

     (c) INVOLUNTARY TERMINATION. The Company may terminate the Executive's employment at any time during the term of this Agreement. In the event that the employment of the Executive is terminated by the Company, or if the Company is acquired the Company shall continue

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to pay Executive his Base Compensation for a period of 12 months and all stock options that would have vested during the initial term of this agreement shall become fully vested. In addition, the Executive shall receive health, dental and life insurance coverage for three months following the termination date, any accrued salary, expense reimbursement, accrued vacation and any other such compensation, if any, which is applicable and is generally required to be paid to a terminating Executive.

     (d) VOLUNTARY TERMINATION. The Executive may voluntarily terminate his employment at any time beginning July 1, 1999, in which event he shall receive severance pay equal to six months of his then current salary. Vesting of any and all unvested stock options shall cease as of the date the Executive voluntarily terminates his employment.

     (e) FOR CAUSE. The Company may terminate the Executive for Cause. If terminated for Cause, the Company shall pay Executive his Base Compensation through the date of termination. In addition, the vesting of stock options shall cease as of the date of termination and the Company shall have no further obligations to the Executive. The term "Cause" shall mean 1) acts of dishonesty or misconduct, 2) repeated violations of Company policies, or
3) failure to perform his duties following a written warning from the Company's CEO or Board of Directors, or 4) breach of any term of this Agreement.

     SECTION 8. AMENDMENTS. This Agreement may not be amended nor shall any waiver, change, modification, consent to discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     SECTION 9. APPROVAL BY COMPENSATION COMMITTEE. This Agreement is effective upon the approval of the Compensation Committee of the Company's Board of Directors.

     SECTION 10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with laws of the State of California.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


 EXECUTIVE                             CALYPTE BIOMEDICAL


By: /s/ John J. DiPietro               By:  /s/ William A. Boeger
    ------------------------------          ---------------------------------
    John J. DiPietro                        William A. Boeger